FOR IMMEDIATE RELEASE

Company Contact:
Jennifer Clay
Chief Financial Officer
SKECHERS USA, Inc.
(310) 318-3100

Investor Relations:
Andrew Greenebaum
(310) 829-5400

SKECHERS ANNOUNCES RESIGNATION OF KPMG AS LEAD AUDITOR

• SKECHERS Eager to Hire New Audit Firm as the Footwear Company Prepares to Announce
Positive Q1 2013 Financial Results

MANHATTAN BEACH, CA. – April 9, 2013 – SKECHERS USA, Inc. (NYSE:SKX), today announced that KPMG, LLP resigned yesterday, April 8, 2013, as independent auditor of Skechers due to misconduct by KPMG’s lead Audit Engagement Partner on the Skechers account. In connection with its resignation, KPMG has publicly stated that it has “no reason to believe that the financial statements of Skechers have been materially misstated.”

David Weinberg, Skechers Chief Operating Officer and Chief Financial Officer, stated, “KPMG has advised us that that they have no reason to believe that there were any misstatements in our financial statements, and we firmly believe that there has been no misstatements of our results or financial condition. Nonetheless, it is an unfortunate development at a time when we are preparing to release earnings for the First Quarter of 2013, a quarter which, like the Fourth Quarter of 2012, we believe will show significant growth and the continuing strength and viability of our business. We are working diligently to replace KPMG as quickly and efficiently as possible as we look forward to releasing positive results for the first quarter of 2013 later this month.”

Upon resignation, Skechers was informed by KPMG that KPMG’s lead Audit Engagement Partner on the Skechers account is under federal investigation for providing non-public information of his clients to a third party in exchange for money. The third party then used that information to trade stocks of several West Coast companies. KPMG told Skechers that the KPMG audit partner under investigation is cooperating with the authorities and admitted that Skechers was one of its clients whose non-public information was provided to a third party in exchange for money. KPMG further advised Skechers that, as a result of these developments, KPMG has determined that its independence has been impaired and it must resign as Skechers auditors immediately and withdraw its auditors’ reports for the fiscal years 2011 and 2012.

KPMG advised the Company it resigned as Skechers’ independent accountant solely due to the impairment of KPMG’s independence resulting from its now former partner’s alleged unlawful activities and not for any reason related to Skechers’ financial statements, its accounting practices, the integrity of Skechers’ management or for any other reason.

None of KPMG’s audit reports on Skechers’ financial statements for the fiscal years ended December 31, 2011 and 2012 or KPMG’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2012 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. In addition, at no point during the two fiscal years ended December 31, 2012 and the subsequent interim period through April 8, 2013 were there any (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports, or (2) “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Skechers has immediately started to search for replacement auditors in an effort to have them in place as soon as possible. Skechers is unable to provide an estimate of when the re-audit of fiscal years 2011 and 2012 will be completed.

ABOUT SKECHERS USA, INC.

SKECHERS USA, Inc. (SKX), based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Brazil, Canada, Chile, Japan, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2012. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.